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                                                                    Exhibit 4.6

OPERATING AGREEMENT BETWEEN TRACKDATA SYSTEMS CORPORATION (TRACKDATA) AND STARNET COMMUNICATIONS INTERNATIONAL ("HOST").

                                R E C I T A L S:

     HOST maintains a website upon which it will locate one or more banners promoting TRACKDATA or TRACKDATA products. A link from HOST'S website to TRACKDATA's website will be established whereby customers of HOST may access TRACKDATA and the services and products it offers for sale. TRACKDATA will compensate HOST for sales of products it sells as a direct result of the links. The parties have reached certain agreements with respect to the foregoing which they desire to reduce to writing.

                                   AGREEMENT

     1. HOST agrees to place a banner on its website, which will serve as a link to the website maintained by TRACKDATA. The banner will be on the website's page and may be used in other locations, subject to the prior written approval of TrackData, for advertising purposes. The TRACKDATA banner that HOST displays will contain those graphic or textual images (including a link) that are provided by TRACKDATA.

     2. To permit accurate tracking, reporting, and referral fee accrual, TRACKDATA will provide HOST with special link formats between the two sites and HOST agrees that the links between the two sites will properly utilize the special links formats. HOST will earn referral fees with respect to activity on the TRACKDATA site occurring directly from the special links.

     3. TRACKDATA will process registrations and orders for TRACKDATA products placed by customers who follow the special links from the HOST site to the TRACKDATA site. TRACKDATA will be responsible for all aspects of the processing of the registrations and orders and the fulfillment thereof. TRACKDATA will track sales made as a direct result of a customer using special links from the HOST site to the TRACKDATA site and will provide HOST with reports summarizing sales activity. The term of this agreement shall be for a period of two (1) year(s) commencing as of the date of this agreement and this agreement should automatically renew for successive terms of a like period unless either party gives written notice of termination not less than one (4) months prior to the end of the term then in effect. This agreement may be terminated immediately at an earlier date in the event of a breach of the agreement by the other party. Upon the termination of this agreement, HOST will immediately cease the use of, and remove from its site, all links to the TRACKDATA site and all marks, logos, or other materials provided by TRACKDATA to HOST in connection with this agreement.

     4. TRACKDATA will pay to HOST a commission of 20% upon the sales by TRACKDATA of products that are sold by TRACKDATA as a direct result of a customer using special links to TRACKDATA from HOST. Sales upon which the commission is based shall be the aggregate amount paid to TRACKDATA, but for electronic products (but not products that are faxed or mailed), taxes, services charges, and credit card processing fees shall be excluded. Commissions shall be payable for products sold directly through the special links by TRACKDATA as long as this agreement remains in effect. Commissions shall be paid on a monthly basis, provided, however, that, if commissions for any one month are less than One Hundred Dollars ($100.00), commissions shall not be payable until the commissions exceed One Hundred Dollars ($100.00) except that, in no event shall commissions accrue for more than twelve months without being paid. When a commission is paid by TRACKDATA to HOST, TRACKDATA shall provide HOST with a report reflecting the amounts spent by customers using the special links.

     5. HOST will not purchase TRACKDATA products for the use by HOST or its affiliates for resale or commercial use of any kind. HOST also agrees that it will not directly or indirectly offer any person or entity any consideration or incentive for using links from the HOST site to the TRACKDATA site.


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     6.  Customers who purchase products from TRACKDATA through the use of the links from the HOST site will be deemed to be customers of TRACKDATA and all of TRACKDATA's rules, policies and operating procedures concerning customer orders, customer service and product sales will apply to those customers. TRACKDATA may change its policies and operating procedures at any time, in its sole discretion.

     7. HOST will be solely responsible for the development, operation and maintenance of its site and all materials that appear thereon. Without limitation, these responsibilities include the technical operation of the site and all related equipment; the creation and posting of product descriptions on the site and the linking of those descriptions; the accuracy and appropriateness of materials posted on the HOST site; and assurance that materials posted on the HOST site do not violate or infringe upon the rights of any third party. TRACKDATA disclaims all liability for such matters and HOST agrees to indemnify and hold TRACKDATA harmless from all claims, damages and expenses relating to the development, operation, maintenance and contents of its site.

     8. TRACKDATA grants to HOST a non-exclusive, non-transferable and revocable right to (a) access the TRACKDATA site through the links solely in accordance with the terms of this agreement, and (b) use the TRACKDATA trademark and logo and identifying materials relating to TRACKDATA for the purpose of linking HOST'S site to the TRACKDATA site where HOST users can purchase its products.

     9. HOST grants to TRACKDATA a non-exclusive license to utilize its name, marks, logos and identifying material to advertise, market, promote and publicize its rights hereunder.

     10. TRACKDATA makes no representation that the operation of its site will be uninterrupted or error-free and it will not be liable for the consequences of any interruptions or errors.

     11. TRACKDATA and HOST are independent contractors and nothing in this agreement shall create any other type of relationship between the parties.

     12. Except as may otherwise be provided in this agreement, TRACKDATA and HOST agree that all information obtained by the other shall remain strictly confidential and secret and shall not be utilized, directly or indirectly, by such party for its own business purposes or for any other purpose except and solely to the extent that any such information is generally known or available to the public through a source other than such party hereto.

     13. HOST has independently evaluated the desirability of entering into this agreement and is not relying on any representation, guarantee or statement other than as set forth herein. HOST understands that TRACKDATA may, at any time, directly or indirectly, solicit customer referrals on terms that may differ from those contained in this agreement or operate websites that are similar to or compete with HOST'S website.

     14. This agreement will be governed by the laws of Antigua, West Indes. HOST may not assign this agreement without the prior consent of TRACKDATA. Subject to that restriction, this agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This is the sole and complete agreement between the parties and may not be amended, except in writing signed by both parties.

     DATED: February 18, 2000.

                                        TRACKDATA SYSTEMS CORPORATION


                                        BY:  /s/ WILLIAM J. PLIMPTON
                                           ------------------------------
                                        William J. Plimpton
                                        Executive VP, Corporate Affairs


                                        STARNET COMMUNICATIONS INTERNATIONAL


                                        BY:  /s/   [ILLEGIBLE]
                                           ------------------------------


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